EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


                                 BY AND BETWEEN


                   ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.

                                 (THE "COMPANY")

                                       AND

                              --------------------

                                (THE "EXECUTIVE")



                                     DATED:
                              __________ ___, 1996

                                TABLE OF CONTENTS
                                                                            PAGE

1.   Employment................................................................1

2.   Employment Term, Duties and Acceptance....................................1

3.   Compensation and Benefits.................................................2
     (a)  Compensation.........................................................2
     (b)  Insurance and Reimbursement..........................................2
     (c)  Automobile Allowance.................................................3
     (d)  Expense Reimbursement................................................3
     (e)  Vacation.............................................................3
     (f)  Life Insurance.......................................................3

4.   Term and Termination......................................................3
     (a)  Term.................................................................3
     (b)  Termination..........................................................3
     (c)  Change in Control Without Board Approval.............................4
     (d)  Change in Control With Board Approval................................4
     (e)  Change in Control Benefits...........................................5
     (f)  Change in Control Defined............................................5
     (g)  Exercise in Change in Control........................................5

5.   Nondisclosure of Confidential Information.................................6
     (a)  Non-Disclosure and Non-Solicitation..................................6
     (b)  Return of Records....................................................7
     (c)  Inventions...........................................................7
     (d)  Further Assurances...................................................7
     (e)  Proprietary Information..............................................8
     (f)  Specific Performance.................................................8
     (g)  Survival of Section..................................................8

6.   Agreement Not-to-Compete..................................................8

7.   Key-Man Life Insurance....................................................9

8.   General Provisions........................................................9
     (a)  No Assignment; Binding Nature of Agreement...........................9
     (b)  The Term "Company"...................................................9
     (c)  Notices..............................................................9
     (d)  Entire Agreement; No Amendments......................................9
     (e)  Governing Law; Severability.........................................10

     (f)  Waiver..............................................................10
     (g)  Attorneys' Fees; Jurisdiction and Venue.............................10
     (h)  Headings............................................................10
     (i)  Counterparts........................................................10

                              EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and effective this ____ day of ___________, 1996, by and between ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC., a corporation organized under the laws of the State of Florida, having its principal office at 1810 N.E. 144th Street, North Miami, Florida 33181 (the "Company"), and __________________, residing at
_________________________, _____________, Florida _____ (the "Executive").


                               W I T N E S S E T H

      WHEREAS, the Company is engaged in the distribution of products utilized in the operation of computers; and

      WHEREAS, the Company is desirous of employing the Employee, and the Employee is desirous of being employed by the Company, in accordance with the terms and conditions contained hereinafter.

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

      1. EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee agrees to be employed by the Company, in accordance with and pursuant to the terms and conditions set forth below.

      2. EMPLOYMENT TERM, DUTIES AND ACCEPTANCE.

         (a) The Company shall employ the Executive, for the Employment Period, as defined in SECTION 4 below, as an executive to perform such executive and managerial duties as are associated with his positions with the Company as may, from time to time, be assigned to the Executive by the Company's Board of Directors. The Executive shall devote his full time and attention to his duties and to use his best efforts in and to the faithful performance of his duties hereunder, subject to the general direction and control of the Board of Directors of the Company.

         (b) The Executive hereby agrees to contribute his best skills and services at all times to the Company. The Executive agrees to diligently and competently perform the duties and responsibilities assigned to him by the Board of Directors of the Company. The Executive shall work full-time for the Company.

         (c) The Executive hereby agrees to abide by all reasonable rules and regulations established by the Board of Directors of the Company and such restrictions, if any, applicable to the

Executive which may, from time to time, be set forth in the Company's Articles of Incorporation and Bylaws.

      3. COMPENSATION AND BENEFITS.

         (a) COMPENSATION. As compensation for all duties to be rendered by the Executive hereunder, the Company agrees to pay to the Executive during the Employment Period and hereby grants to the Executive the following:

             (i) A salary (the "Annual Salary") at the rate of One Hundred Twenty Five Thousand Dollars ($125,000.00) per annum. The Annual Salary shall increase on each anniversary date of the commencement of the Employment Period, by an amount equal to ten percent (10%) of the prior year's Annual Salary plus the increase in the Consumer Price Index, but in no event greater than an amount which exceeds twenty percent (20%) of the prior year's Annual Salary. Consumer Price Index as used herein shall mean the Consumer Price Index shown on the U.S. City Average for all urban consumers, unadjusted, all items, as promulgated by the Bureau of Labor Statistics of the U.S. Department of Labor, using the year 1967 as the base of 100. In the event that the Consumer Price Index referred to herein ceases to incorporate a significant number of the items as currently set forth therein, or if a substantial change is made in the method of establishing said Consumer Price Index, then the Consumer Price Index shall be adjusted to the figure that would have resulted had no change occurred in the manner of computing the Consumer Price Index. In the event that the Consumer Price Index is not available, then the Board of Directors may select, in its discretion, another index which measures the cost of living increases in a manner similar to the Consumer Price Index or may, in its sole discretion, otherwise determine the annual increase in the Executive's Annual Salary, but in no event greater than an amount which exceeds twenty percent (20%) of the Executive's prior year's Annual Salary.

             (ii) An annual bonus (the "Annual Bonus") at least equal to five percent (5%) of the pre-tax net income of the Company in each fiscal year. The Annual Bonus shall not exceed an amount which is equal to three hundred percent (300%) of the prior year's Annual Salary for any one year. The Annual Bonus shall be paid to Executive upon completion of each annual audit of the Company, and shall be calculated without taking the Annual Bonus of the Executive into account. If any annual audit shall be less than for a full year, then the aforesaid figures shall be determined and paid on a pro-rata basis.

         (b) INSURANCE AND REIMBURSEMENT. The Executive shall be eligible, subject to the terms and conditions of each plan or program, to participate, at the expense of the Company, in such group medical, health, accident, disability and life insurance and medical reimbursement programs as are made generally available from time to time by the Company to other senior executives and such other fringe benefit programs, including, but not limited to, retirement plans and deferred compensation, which may be adopted by the Company from time to time.

         (c) AUTOMOBILE ALLOWANCE. The Company shall provide the Executive with an automobile allowance of $500 per month.

         (d) EXPENSE REIMBURSEMENT. The Company shall reimburse the Executive for his reasonable out-of pocket expenses and costs incurred in connection with the performance of his services hereunder, upon presentation of proper vouchers and documentary support therefor in accordance with the Company's usual and customary practices and procedures.

         (e) VACATION. During the term of this Agreement, the Executive shall be entitled to four weeks of paid vacation time per year. The time or times at which the Executive will be permitted to take such vacation time shall be determined by the mutual agreement of the Company and the Executive. Vacation time not taken by fiscal year end may be accumulated and used not more than one year from the end of such fiscal year.

         (f) LIFE INSURANCE. The Company shall provide the Executive, at the Company's expense, with One Million and no/100 Dollars ($1,000,000) of term life insurance (the "Policy") on the life of the Executive naming such beneficiaries thereunder as the Executive shall designate. If the Policy permits, the Executive, upon his leaving the employment of the Company, shall have the right to purchase or otherwise acquire said term life insurance Policy pursuant to the terms and conditions stated in the Policy.

      4. TERM AND TERMINATION.

         (a) TERM. Unless sooner terminated pursuant to the provisions of this
SECTION 4, the initial term of this Agreement shall be a period of five (5) years commencing the date hereof (the "Employment Period"). Thereafter, unless sooner terminated pursuant to the provisions of this SECTION 4, this Agreement shall continue for successive one year terms, unless either party cancels the Agreement by written notice to the other party of their intent to cancel. In order to be effective, notices of intent to cancel must be delivered to the other party not later than 90 days prior to any anniversary date of this Agreement.

         (b) TERMINATION. Notwithstanding anything contained herein to the contrary, the Company shall have the right to terminate this Agreement and the Executive's employment hereunder at any time for Cause (as defined hereafter). For purposes of this Agreement, "Cause" means the following:

             (i) a material breach or violation by the Executive of any provision of this Agreement or the failure of the Executive to materially perform his duties or responsibilities hereunder (unless said material default is caused by a physical or mental infirmity or disability which renders Executive incapable of performing the customary duties for which Executive was employed) after the Executive has been given at least thirty
      (30) days prior written notice together with an opportunity to cure said breach, violation or failure during such thirty (30) day period; or

             (ii) actions by the Executive constituting fraud and/or embezzlement; or

             (iii) in the event that Executive becomes incapable, for more than a four (4) month period, of performing the customary duties for which Executive was employed due to a physical or mental infirmity or disability, or as a result of Executive's death.

      The right of the Company to so terminate this Agreement and Executive's employment hereunder pursuant to this SECTION 4(b) shall be exercisable by the Company upon the giving of written notice to the Executive specifying the grounds for such termination. Such termination shall be effective upon the giving of such written notice by the Company subject to the cure period provided in this SECTION 4. Except as set forth in the next sentence, if the Executive is terminated for Cause, the Executive shall be only be compensated through the date of his termination and the provisions set forth in SECTIONS 5 and 6 hereof shall remain in full forge and effect. If the Executive's termination is the result of the happening of an event under subsection (iii) above, then notwithstanding the termination of this Agreement for Cause, the Company shall pay to the Executive, or to the estate of the Executive, an amount equal to the Executive's Annual Salary for the twenty-four (24) month period subsequent to Executive's termination of Employment. The provisions of this subsection shall survive the termination of this Agreement.

         (c) CHANGE IN CONTROL WITHOUT BOARD APPROVAL. In the event of a Change in Control (as defined hereafter) of the Company, and such Change in Control has not been approved prior to such Change of Control by the Company's Board of Directors, the Executive may, at any time within the three (3) month period following the date of such Change in Control, terminate this Agreement and his employment hereunder if, in his sole discretion, he reasonably determines that such Change in Control would be a material detriment to his ability to effectively render services to the Company hereunder. In the event that the Executive terminates this Agreement and his employment hereunder Seven Hundred Fifty Thousand and no/100 Dollars ($750,000), payable within 60 days following the date of such termination, without having to fulfill his obligations or perform his duties hereunder, and, in such event, the Executive shall also be released from any and all restrictive covenants contained herein during the Employment Period. Further, when the Executive terminates his employment with the Company pursuant to and in accordance with SECTION 4(c) any unvested stock options granted to the Executive by the Company pursuant to this Agreement or pursuant to any other agreements shall automatically become vested.

         (d) CHANGE IN CONTROL WITH BOARD APPROVAL. In the event of a Change in Control of the Company, and such Change in Control has been approved prior to such Change in Control by the Company's present Board of Directors, the Executive may, at any time within the three (3) month period following the date of such Change in Control, terminate this Agreement and his employment hereunder if, in his sole discretion, he reasonably determines hat such change in Control would be a material detriment to his ability to effectively render services to the Company hereunder. In the event that the Executive terminates this Agreement and his employment hereunder pursuant to and in accordance with this SECTION 4(d), the Executive shall receive a sum equal to the Executive's

Annual Salary for the preceding year, payable within 60 days following the date of such termination. If the Executive terminates this Agreement pursuant to this
SECTION 4(d), any unvested stock options granted to the Executive by the Company pursuant to any other agreements shall automatically vest on a pro rata basis proportional to the ratio of (i) the time period in which the Executive was employed by the Company pursuant to this Agreement and (ii) the Employment Period. For example, if the Executive was employed by the Company for three (3) years, the ratio of the time period in which the Executive was employed by the Company pursuant to this Agreement to the Employment Period would be sixty percent (60%). In this example, if the Executive were to terminate his employment with the Company pursuant to this SECTION 4(d), sixty percent (60%) of the Executive's stock options would automatically become vested, to the extent not already vested.

         (e) CHANGE IN CONTROL BENEFITS. In addition, upon a Change in Control, the Company shall remain obligated to keep all benefits available and paid to the Executive as if he will still an employee (i) for a period of two years from the date that the Executive terminates his employment with the Company pursuant to SECTION 4(c) of this Agreement or (ii) for a period of one year from the date that the Executive terminates his employment with the Company pursuant to
SECTION 4(d) of this Agreement. In the event that the Executive's participation in such benefit programs is barred by any such plans or programs, the Company shall arrange to provide Executive with substantially similar benefits. Further, Executive shall not be required to mitigate the amount of any payment provided by this SECTION 4 by seeking other employment or otherwise nor shall the amount of any payment provided pursuant to this SECTION 4 be reduced by any compensation earned or received by Employee from any source, including without limitation compensation received as a result of other employment.

         (f) CHANGE IN CONTROL DEFINED. For purposes of SECTIONS 4(c), 4(d) and 4(e), "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14(a) of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"); provided that, without limitation, a Change in Control shall be deemed to have occurred if: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act and excluding from such definition Slav Stein and Roman Briskin), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or (ii) individuals who, on the effective date of this Agreement, constitute the Board of Directors cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors as of the effective date of this Agreement.

         (g) EXERCISE IN CHANGE IN CONTROL. The right of the Executive to terminate this Agreement and the Executive's employment hereunder pursuant to
SECTION 4(c) or SECTION 4(d) shall be exercisable by the Executive upon delivery of written notice to the Company specifying the grounds for such termination.

      5. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

         The Executive hereby acknowledges and agrees that the duties and services to be performed by the Executive hereunder are special and unique and that, by reason of and/or as a result of his employment hereunder, the Executive will acquire, make sue of and/or add to confidential information of a special and unique nature and value relating to certain records, secrets, documentation, ledgers and general information, accounts receivable and payable ledgers, customer lists, prospective customer lists, financial and other records of and/or with respect to the Company, its subsidiaries and affiliates, customers and other similar matters (all such information, together with that certain information described herein, being hereinafter referred to as "Confidential Information"). The Executive further acknowledges and agrees that the Confidential Information is of great value to the Company and/or its subsidiaries and affiliates and that it is reasonably necessary to protect the Confidential Information and the goodwill of the Company and/or its subsidiaries and affiliates. Accordingly, the Executive hereby agrees that:

         (a) NON-DISCLOSURE AND NON-SOLICITATION. The Executive will not, at any time, directly or indirectly, except in connection with the Executive's employment hereunder or as otherwise authorized by the Board of Directors of the Company for the benefit of the Company:

             (i) divulge to any person, firm or corporation other than the Company hereinafter referred to as "Third Parties"), or use or cause or authorize any Third Parties to use, the Confidential Information or any other information relating to the business or interests of the Company which the Executive knows or should know is regarded as confidential and valuable by the Company and/or its subsidiaries and affiliates (whether or not any of the foregoing information is actually novel or unique or is actually known to others), except as required by law; or

             (ii) solicit or cause or authorize to be solicited, directly or indirectly, for or on behalf of himself or any Third Parties, any business competitive to the business of the Company and/or its subsidiaries and affiliates from Third Parties who are, at any time within one (1) year prior to the expiration of the term of this Agreement, customers of the Company and/or its subsidiaries and affiliates; or

             (iii) accept, cause or authorize to be accepted, directly or indirectly, for or on behalf of himself or the Third Parties, any business competitive to the business of the Company or its subsidiaries and affiliates from any such customers of the Company and/or its subsidiaries and affiliates; or

             (iv) solicit, cause or authorize to be solicited, directly or indirectly, for employment for or on behalf of himself or any Third Parties, any persons who are, at any time within one (1) year prior to the expiration of the terms of this Agreement, employees of the Company or its subsidiaries and affiliates in an executive capacity.

         (b) RETURN OF RECORDS. Upon the termination of his employment with the Company for any reason whatsoever, the Executive shall forthwith deliver or cause to be delivered to the Company any and all Confidential Information, including drawings, notebooks, keys, data and other documents and materials belonging to the Company and/or its subsidiaries and affiliates which is in his possession or under his control relating to the Company and/or its subsidiaries and affiliates, or the business of the Company and/or its subsidiaries and affiliates, and will deliver to the Company upon such termination of employment any other property of the Company and/or its subsidiaries and affiliates which is in his possession or under his control.

         (c) INVENTIONS. The Executive will disclose promptly in writing to the Company all Inventions (as defined hereafter), whether or not he considers them to be patentable or having the ability to be trademarked or copyrighted, which he alone or with others conceives or makes, whether or not during regular working hours, and the Executive hereby assigns and agrees to assign to the Company or its subsidiaries and affiliates all right, title and interest in and to all Inventions which relate to the business of the Company or its subsidiaries and affiliates and agrees not to disclose any Inventions to others without the prior written consent of the Board of Directors of the Company, except as required by the conditions of his employment hereunder. For purposes of this Agreement, "Invention" means any and all machines, apparatus, compositions of matter, methods, know-how, processes, designs, configurations, uses, ideas, concepts or writings of any kind, concerning or relating in any way to the business of the Company and/or its subsidiaries and affiliates, discovered, conceived, developed, made or produced, or any improvements thereto, and shall not be limited to the definition of an "invention" contained in United States patent laws. The Executive understands and agrees that all Inventions, trademarks, copyrights or service marks relating thereto which reasonably relate to the business of the Company and/or its subsidiaries and affiliates and which are conceived or made by him during the term of this Agreement, either alone or with others, are the sole and exclusive property of the Company whether or not they are conceived or made during or outside regular working hours.

         (d) FURTHER ASSURANCES. The Executive will, at any time during his employment hereunder or after the termination of this Agreement for any reason, at the request of the Company and without further consideration, execute (i) specific agreements in favor of the Company and/or its subsidiaries and affiliates, or their nominees, of any and all Inventions, (ii) all papers and perform all acts which the Company and/or its subsidiaries and affiliates considers necessary or advisable for the preparation, application, procurement, maintenance, enforcement and defense of any United States or foreign patent applications and patents for any and all Inventions, for the perfection or enforcement of any trademarks or copyrights relating to Inventions and for the transfer of any interest which the Executive may have, (iii) any and all papers and documents required or necessary to vest sole right, title and interest in the Company and/or its subsidiaries and affiliates, or their nominees, of any and all Inventions, patents, patent applications or any trademarks, service marks or copyrights relating thereto, and (iv) all documents including those documents referred to above, and do all other acts necessary to assist in the preservation of all of the interests of the Company and/or its subsidiaries and affiliates in any and all Inventions arising under this Agreement.

         (e) PROPRIETARY INFORMATION. The Executive understands and agrees that all Proprietary Information (as defined hereafter) conceived by him either alone or with others or provided to him by the Company and/or its subsidiaries and affiliates or others is the sole and exclusive property of the Company and/or its subsidiaries and affiliates. For purposes of this Agreement, "Proprietary Information" means any information relating to the business of the Company and/or its subsidiaries and affiliates that has not previously been publicly released by duly authorized representative of the Company and/or its subsidiaries and affiliates and shall include, without limitation, information included in all drawings, designs, plans, proposals, marketing and sales programs, financial information, costs, pricing information, customer information and all methods, concepts or ideas in or reasonably related to the business of the Company and/or its subsidiaries and affiliates.

         (f) SPECIFIC PERFORMANCE. The Executive hereby acknowledges and agrees that the services to be rendered by him to the Company hereunder are of a special and unique nature and that it would be very difficult or impossible to measure the damages resulting from a breach of this Agreement. The Executive hereby further acknowledges and agrees that the restrictions herein are reasonable and necessary for the protection of the business and the goodwill of the Company and its subsidiaries and affiliates and that a violation by the Executive of any such covenant will cause irreparable damage to the Company and/or its subsidiaries and affiliates. The Executive therefore agrees that any breach or threatened breach by him of any provisions of this SECTION 5 shall entitle the Company and/or its subsidiaries and affiliates, in addition to any other legal remedy available to them, to apply to any court of competent jurisdiction for a temporary and permanent injunction of any other applicable decree of specific performance, without any bond or security being required thereof, in order to enjoin such breach or threatened breach. The parties understand and intend that each provision and restriction agreed to in this
SECTION 5 shall be construed as separate and divisible from every other provision and restriction and that the unenforceability of any one provision or restriction shall not limit the enforceability, in whole or in part, of any other provision or restriction and that one or more of all of such provisions or restrictions may be enforced, in whole or in part, as the circumstances warranty.

         (g) SURVIVAL OF SECTION. The provisions of this SECTION 5 shall survive the termination of this Agreement.

      6. AGREEMENT NOT-TO-COMPETE. The Executive hereby agrees, to the extent permitted by law, that during the twelve (12) month period subsequent to the date of termination of his employment with the Company hereunder, for Cause or any reason other than if the Executive terminates his employment with the Company pursuant to SECTION 4(c) of this Agreement, the Executive shall not, directly or indirectly, engage in any activity competitive with the Company's business whether alone, as a partner, or as an officer, director, employee, agent, consultant or shareholder of any other entity, or as a trustee, fiduciary or other representative of any other person or entity. In the event of a breach or threatened breach by Executive of the covenants contained in this SECTION 6, Executive acknowledges that the Company will not have an adequate remedy at law and that the Company shall be entitled to such equitable and injunctive relief as may be available to restrain Executive from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for breach or threatened breach, including the recovery of damages from Executive. Executive acknowledges and agrees that the covenants contained in this Section are of the essence in this Agreement, that each of the covenants is reasonable and necessary to protect and preserve the interests and properties of the Company and the business of the Company, and that irreparable loss and damage will be suffered by the Company should Executive breach any of such covenants. The provisions of this Section shall survive the termination of this Agreement.

      7. KEY-MAN LIFE INSURANCE.

         The Company may, at any time and from time to time, make application for one or more policies of life insurance on the life of the Executive, which policies shall name the Company as the beneficiary thereof. The Executive hereby acknowledges and agrees that he shall have no interest whatsoever in any such policies and that any amounts paid thereon will inure solely to the benefit of the Company and not to estate of the Executive. The Executive hereby agrees to cooperate with the Company in obtaining any such insurance, including submitting to physical examinations at a reasonable time or times, if required, and completing applications furnished by insurers for such purposes.

      8. GENERAL PROVISIONS.

         (a) NO ASSIGNMENT; BINDING NATURE OF AGREEMENT. The Executive may not at any time assign this Agreement nor any right or interest hereunder. Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Executive's legal representative and the Company's successors and assigns.

         (b) THE TERM "COMPANY". For purposes of this Agreement, the term "Company" shall mean and include subsidiaries, parents and affiliated companies of the Company in existence from time to time.

         (c) NOTICES. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been given or made upon the earliest to occur of: (a) receipt, if made by personal service, (b) to (2) days after dispatch if made by reputable overnight courier service, (c) upon the delivering party's receipt of a written confirmation of a transmission made by cable, by telecopy, by facsimile, by telegram or by telex, or (d) seven (7) days after being mailed by registered mail (postage prepaid, return receipt requested) to the respective parties at the addresses on the face of this Agreement.

         (d) ENTIRE AGREEMENT; NO AMENDMENTS. This Agreement together with any attached schedules, exhibits and other documents delivered pursuant hereto, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be changed, modified, extended, renewed or supplemented and no provision hereof may be waived, except by an instrument in writing signed by the party against whom enforcement of any change, modification, extension, renewal, supplement or waiver is sought.

         (e) GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         (f) WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver or relinquishment of any such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         (g) ATTORNEYS' FEES; JURISDICTION AND VENUE. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Dade County in the State of Florida or in the U.S. District Court for the Southern District of Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be Dade County, Florida. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to delaying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Dade County, Florida, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in Dade County, Florida has been brought in an inconvenient forum.

         (h) HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (i) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

                                   ADVANCED ELECTRONIC SUPPORT
                                   PRODUCTS, INC.



                                   By:________________________________
                                   Name:______________________________
                                   Title:_____________________________


                                   EXECUTIVE:



                                   ___________________________________